Exhibit 99.1

ChromaDex® Acquires New Exclusive Worldwide Patent Rights for
pTeroPure® Pterostilbene Relating to Skin Care

- Company also Acquires Right of First Refusal for Combined Use of
Pterostilbene and Quercetin for the Prevention and/or Treatment of Skin Cancer  -

IRVINE, Calif. – August 5, 2013 – ChromaDex Corporation® (OTCQB: CDXC), an innovative natural products company that provides proprietary, science-based solutions and ingredients to the dietary supplement, food & beverage, animal health, cosmetic and pharmaceutical industries, announced today it has licensed from Green Molecular, S.L. exclusive worldwide patent rights related to pharmaceutical and cosmetic preparations of pterostilbene for topical application for prevention and/or treatment of skin diseases, damage or injuries, including those relating to aging and exposure to the sun.

The acquisition brings the total number of patents and patents pending relating to pterostilbene owned by ChromaDex to eight.  This is the second acquisition made by ChromaDex of worldwide patent rights for pTeroPure associated with skincare. In September 2011, the Company entered into an agreement with the University of California, Irvine, for the exclusive rights to a joint patent application filed by ChromaDex and the University.

According to Mintel research, it is anticipated that the U.S. market for skincare will reach almost $5B in 2013, with expected continued growth due to demand for anti-aging products. Companies are seeking innovative skincare solutions for their customers that are backed by science and protected by intellectual property.

Frank Jaksch, founder and CEO of ChromaDex states, “We intend to continue our strategy to build intellectual property around our ingredients. By building a robust skincare IP portfolio, we are positioning to become a meaningful provider of patent protected innovative ingredient technologies to this growing multi-billion dollar market place.”

Dr. Jose M. Estrela, research director of Green Molecular, commented, “I am excited to have this collaboration with ChromaDex. Pterostilbene, as well as its possible association with other structurally-related natural polyphenols, has multiple applications in Biomedicine (see e.g. Estrela JM et al. Pterostilbene: Biomedical applications. Crit Rev Clin Lab Sci. 2013 May;50(3):65-78). Working with ChromaDex will allow for pterostilbene’s cosmetic and pharmaceutical applications in skin care and pathology to reach the market.”

pTeroPure®, ChromaDex’s branded nature identical form of pterostilbene, is an antioxidant found in blueberries and was named the 2010 North American Most Promising Ingredient of the Year by the independent research company Frost & Sullivan.  In September 2012, ChromaDex announced findings from a Phase 2/3 trial at the University of Mississippi Medical Center demonstrating that pTeroPure significantly reduced blood pressure in adults. Pterostilbene has superior biological activity, better oral bioavailability and metabolizes more slowly in the body than other polyphenols -- an antioxidant phytochemical that tends to prevent or neutralize the damaging effects of free radicals -- allowing more time for its antioxidant activities to act. Along with a number of other effects, pterostilbene has shown great promise for supporting heart health, cognitive function, anti-aging1, weight loss and other metabolic disorders. The amount of pterostilbene present in a typical serving of blueberries is a tiny fraction of the amount needed to realize its benefits.

1 Shukitt-Hale B, Lau FC, Joseph JA. Berry Fruit Supplementation and the Aging Brain. J. Agric. Food Chem. 56, 636 (2008).

About ChromaDex®:

ChromaDex® is an innovative natural products company that discovers, acquires, develops and commercializes proprietary-based ingredient technologies through its unique business model that utilizes its wholly owned synergistic business units, including ingredient technologies, natural product fine chemicals (known as “phytochemicals”), chemistry and analytical testing services, and product regulatory and safety consulting (as Spherix Consulting).  The company provides seamless science-based solutions to the nutritional supplement, food and beverage, animal health, cosmetic, and pharmaceutical industries.  The ChromaDex ingredient technologies unit includes products backed with extensive scientific research and intellectual property.  Its ingredient portfolio includes pTeroPure® pterostilbene; ProC3G™, a natural black rice containing cyanidine-3-glucoside; PURENERGY™, a caffeine-pTeroPure co-crystal; nutraGac™, a gac fruit powder; curcumin; and Niagen™, its recently launched branded nicotinamide riboside, a novel next-generation B-vitamin.  To learn more about ChromaDex visit www.chromadex.com.

About Green Molecular, S.L.:

Green Molecular is a spin-off company promoted by Cross Road Biotech (www.crbinverbio.com), a VC focused in life sciences, and the University of Valencia (Spain). Green Molecular working aim is focused on the development of the health benefits of natural polyphenols. Since its foundation in 2009, the company´s R&D has been focused on cancer prevention and treatment, as well as skin care applications. Nevertheless the company is interested in further expanding its patent portfolio based on the multiple biomedical applications of these natural compounds.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are forward-looking statements.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements involve risks and uncertainties, including but not limited to those relating to product and customer demand, market acceptance of our products, the effect of economic conditions both nationally and internationally, ability to protect our intellectual property rights, impact of any litigation or infringement actions brought against us, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

ChromaDex Media Inquiries:
Beckerman PR
Jerry Schranz
201-465-8020
jschranz@beckermanpr.com

ChromaDex Investor Contact:
The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

or

Alex Partners, LLC
Scott Wilfong, President
425- 242-0891
scott@alexpartnersllc.com

ChromaDex Company Contact:
Laura Carney, Executive Assistant
949-419-0288
laurac@chromadex.com